MEMBER INTEREST PURCHASE AGREEMENT

BY AND AMONG

ARMADA WATER ASSETS, INC.,

BARSTOW PRODUCTION WATER SOLUTIONS, LLC,

AND

THE MEMBERS OF BARSTOW PRODUCTION WATER SOLUTIONS, LLC

FEBRUARY 1, 2013

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	(c)	Indemnification Provisions for Benefit of the Members.	11
	(d)	Matters Involving Third Parties.	11
	(e)	Determination of Adverse Consequences.	12
	(f)	Set-Off.	12
	(g)	Other Indemnification Provisions.	12

6.	Tax Matters.		12

	(a)	Tax Returns.	13
	(b)	Cooperation on Tax Matters.	13
	(c)	Certain Taxes.	13
	(d)	Tax Purchase Price Allocation.	14

7.	Miscellaneous.		14

	(a)	Definitions.	14
	(b)	Restrictions on Transfer.	17
	(c)	No Third-Party Beneficiaries.	18
	(d)	Entire Agreement.	18
	(e)	Succession and Assignment.	18
	(f)	Counterparts.	18
	(g)	Headings.	18
	(h)	Notices.	19
	(i)	Governing Law.	19
	(j)	Amendments and Waivers.	19
	(k)	Severability.	20
	(l)	Expenses.	20
	(m)	Construction.	20
	(n)	Incorporation of Exhibits, Annexes, and Schedules.	20
	(o)	Release and Discharge.	20

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SCHEDULES AND EXHIBITS

Exhibit A	Certificate of Designation of Armada Series A Preferred Stock
Exhibit B	Form of Promissory Note
Exhibit C	Form of Assignment of Membership Interest
Exhibit D	Settlement and Release Agreement with Brian Mader

Armada Disclosure Schedule	Exceptions to Representations and Warranties of Armada

Barstow Disclosure Schedule	Exceptions to Representations and Warranties of Barstow

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MEMBER INTEREST PURCHASE AGREEMENT

Agreement entered into as of February 1, 2013, by and among Armada Water Assets, Inc., a Nevada corporation (“Armada”), Barstow Production Water Solutions, LLC, a Texas limited liability company (“Barstow”), BelPhil Investment Partners, LLC., a Delaware limited liability company (“BelPhil”), Arnold Huerta, an individual (“Huerta”), and D. Lee Washington, an individual (“Washington”). BelPhil, Huerta and Washington are referred to herein collectively as the “Members,” and individually as a “Member.” Each of Armada, Barstow and the Members are referred to herein individually as a “Party” and collectively as the “Parties.” Certain other capitalized terms used herein have the meanings ascribed to them in Section 7(a) of this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.            Purchase and Sale of Membership Interests.

(a)          Basic Transaction.  On and subject to the terms and conditions of this Agreement, Armada agrees to purchase from the Members, and the Members agree to sell to Armada, all of Members’ Barstow Interests for the consideration specified below in this Section 1.

(b)          Purchase Price. The purchase price (the “Purchase Price”) for all of the Members’ Barstow Interests will be $4,000,000 plus the earn-out amount pursuant to Section 1(e), if any. The $4,000,000 will be paid by delivery to the Members at the Closing of : (i) 3,000,000 Armada Shares (the “Share Consideration”):1,500,000 shares of which shall be issued to BelPhil, 750,000 shares of which shall be issued to Huerta and 750,000 shares of which shall be issued to Washington; and (ii) promissory notes in the aggregate principal amount of $1,000,000, $800,000 of which shall be issued to BelPhil, $100,000 of which shall be issued to Huerta, and $100,000 of which shall be issued to Washington, in each case substantially in the form of the Promissory Note attached hereto as Exhibit B, with all blanks appropriately completed (the “Promissory Notes”).

(c)          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place at the offices of Fox Rothschild, LLP, 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, on the date hereof (the “Closing Date”) concurrent with the execution of this Agreement.

(d)          Deliveries at the Closing. At the Closing:

(i)           Deliveries by the Members. The Members will deliver to Armada the following:

(A)         an Assignment of Membership Interests in the form attached hereto as Exhibit C representing all of its Barstow Interests;

(B)         lien searches, title searches and judgment searches with respect to Barstow and its properties, reflecting no liens, levies or Liabilities other than as identified within the Barstow Disclosure Schedule;

(C)         a certificate from the Operating Members to the effect (i) that all third party consents specified in Section 4(b) of the Barstow Disclosure Schedule have been obtained, (ii) that all covenants of the Members in this Agreement and any Related Document have been complied with, and (iii) that all limited liability company and other actions necessary to consummate the transactions hereby and thereby shall have been taken;

(D)         certificates, if any, representing the Barstow Interests;

(E)         a Settlement and Release Agreement (the “Settlement and Release Agreement”) from Brian Mader releasing any profits interest in Barstow in the Form of Exhibit D.

(F)         a certificate of existence or good standing from its jurisdiction of organization dated as of a recent date; and

(G)         affidavits of the Members, in form satisfactory to Armada, stating, under penalties of perjury, the Members’ United States taxpayer identification number and that such Members are not foreign persons for purposes of Section 1445 of the Code.

(ii)         Deliveries by Armada. Armada will deliver to the Members the following:

(A)         Certificates representing the Share Consideration;

(B)         Certificate for 200,000 Armada Shares registered in the name of Brian Mader representing the consideration for the Settlement and Release Agreement;

(C)         the Promissory Notes;

(D)         a certificate from an officer of Armada to the effect (i) that all covenants of Armada in this Agreement and any Related Document have been complied with, and (ii) that all corporate and other actions necessary to consummate the transactions hereby and thereby shall have been taken; and

(E)         a certificate of existence or good standing from its jurisdiction of organization dated as of a recent date.

(e)          Earn-Out.

 For a period of five (5) years following the Closing Date, if and when the annual Barstow EBITDA exceeds $2,000,000 (the “EBITDA Target”), then Armada will pay quarterly to the Members in accordance with their Percentage Interest an amount (the “Additional Purchase Price Payment”) equal to (i) twenty percent (20%) of (ii) the amount by which the cumulative Barstow EBITDA during the year in question exceeds the EBITDA Target, less any prior Additional Purchase Price Payments during the year. For the sake of clarity, it is expressly agreed that any deficit in the Barstow EBITDA shall not be carried forward from one year to any subsequent year. At the request of the Members, Armada will prepare or cause to be prepared a statement setting forth the Barstow EBITDA from the beginning of the fiscal year to the end of such fiscal quarter.

The Additional Purchase Price Payment, if any, will be paid by Armada on or before the sixtieth (60th) day following the end of the quarter in cash (by wire transfer in accordance with the written instructions of the Members given to Armada or delivery of other immediately available funds). To the extent that the calculation of the Additional Purchase Price Payment during a quarter results in a negative number, at the option of Armada, the Members will either repay to Armada the negative Additional Purchase Price Payment in accordance with their Percentage Interest or Armada will have the right to set off by such negative amount the Additional Purchase Price Payments that would otherwise be due and owing.

2.            Representations and Warranties of Armada. Armada represents and warrants to the Members that the statements contained in this Section 2 are correct and complete as of the date of this Agreement.

(a)          Organization. Armada is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Armada is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Armada has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)          Authorization of Transaction. Armada has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements, documents, certificates and instruments required to be executed and delivered pursuant hereto (collectively, the “Related Documents”) and to perform its obligations hereunder and thereunder. This Agreement and each Related Document constitutes the valid and legally binding obligation of Armada, enforceable in accordance with its terms. Other than filings required by the Nevada Revised Statutes and filings pursuant to the Blue Sky Laws, Armada need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Documents.

(c)          Capitalization. The entire authorized capital stock of Armada consists of 125,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.0001 per share, of which 6,750,000 shares are issued and outstanding, and of which 50,000,000 shares are designated as preferred stock, par value $0.0001 per share, none of which are issued and outstanding, 4,000,000 shares of which have been designated as Series A Preferred Stock. All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights. All Armada Shares issuable pursuant to Section 1 will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d)          Business and Assets of Armada. Armada is newly-organized for the purpose of entering into the transactions contemplated by this Agreement and the Related Documents and has engaged in no business other than that incidental to its formation. With the exception of the costs and expenses of its organization and the preparation of this Agreement and the Related Documents, and the transactions contemplated hereby and thereby, Armada has no Liabilities.

(e)          Noncontravention. Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Armada is subject or any provision of the Related Documents or its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Armada is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest on any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have an Armada Material Adverse Effect. Other than in connection with the provisions of the Nevada Revised Statutes, the Securities Act, and the state securities laws, Armada need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(f)          Investment. Armada is not acquiring the Barstow Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(g)          Disclosure. The representations and warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

3.            Representations and Warranties of the Members. Each Member, severally and not jointly, represents and warrants to Armada, with respect to itself or himself only, that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

(a)          Organization of BelPhil. BelPhil is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware.

(b)          Authorization of Transaction. The Member has full power and authority to execute and deliver this Agreement and the Related Documents and to perform its or his obligations hereunder and thereunder. This Agreement and each Related Document to which the Member is a Party constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms. The Member need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Documents.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Member with any of the provisions hereof or thereof will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Member is subject or any provision of the Related Documents, or, in the case of BelPhil, its operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Member is a party or by which he or it is bound or to which any of his or its assets is subject, except for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been obtained prior to Closing and copies of which have been delivered to Armada.

(d)          Brokers’ Fees. The Member has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Armada or Barstow could become liable or obligated.

(e)          Investment. The Member (i) understands that the Armada Shares constituting the Share Consideration have not been, and will not be, registered under the Securities Act or under any Blue Sky Laws and are being offered and sold in reliance on Federal and state exemptions for transactions not involving any public offering; (ii) represents that any Armada Shares acquired pursuant to this Agreement are being acquired solely for its own account for investment purposes, and not with a view to the distribution thereof; (iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning Armada and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in owning and holding Armada Shares; (v) is able to bear the economic risk and lack of liquidity inherent in owning and holding any Armada Shares acquired pursuant to this Agreement; (vi) is an “Accredited Investor” within the definition set forth in Rule 501(a) under the Securities Act; (vii) was not formed for the purpose of the transactions contemplated by this Agreement; and (viii) understands that any Armada Shares issued to the Member pursuant to this Agreement will be imprinted with a legend in substantially the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. Said shares cannot be sold, transferred, disposed of, pledged or hypothecated in any manner whatsoever in the absence of an effective registration statement for the shares under said Act, or in the opinion reasonably satisfactory to the Company in form and of counsel, an exemption from the registration requirements is in fact applicable to said shares.”

(f)          Barstow Interests. The Member holds of record and owns beneficially the Barstow Interests being transferred, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Member is not a party to any option, warrant, purchase right or other contract or commitment that could require the Member to sell, transfer or otherwise dispose of any Barstow Interest (other than this Agreement). The Member is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Barstow Interest.

4.            Representations and Warranties Concerning Barstow. The Members, jointly and severally, represent and warrant to Armada that the statements contained in this Section 4 are correct and complete as of the date of this Agreement. Nothing in the Barstow Disclosure Schedule (referred to below) shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(a)          Organization, Qualification, and Corporate Power. Barstow is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Texas. Except as disclosed in Section 4(a) of the Barstow Disclosure Schedule, Barstow is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Barstow has full limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it currently proposes to engage and to own and use the properties owned and used by it. The Members have delivered to Armada correct and complete copies, as applicable, of the organizational documents of Barstow (as amended to date). Other than its organizational documents, Barstow does not have any membership interest books or records of meetings of members, managers, the board of managers, or any committees of the board of managers. Barstow is not in default under or in violation of any provision of its organizational documents.

(b)          Authorization of Transaction. Barstow has full power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder. This Agreement and each Related Document to which Barstow is a party constitutes the valid and legally binding obligation of Barstow, enforceable in accordance with its terms. Unless otherwise identified within the Barstow Disclosure Schedule, Barstow need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement or the Related Documents.

(c)          Capitalization. The Barstow Interests are owned in accordance with the Percentage Interests by the Members and constitute all of the issued and outstanding Barstow Interests. All of the issued and outstanding Barstow Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Members. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Barstow to issue, sell, or otherwise cause to become outstanding any of its Barstow Interests. Except for the profits interest of Brian Mader, which is being released at Closing, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, or similar rights with respect to Barstow. There are no outstanding equity securities of Barstow other than the Barstow Interests. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Barstow Interests. None of the outstanding equity securities or other securities of the Barstow were issued in violation of the Securities Act or any other applicable Federal, state or local laws, regulations, judgments, decrees, court orders or administrative orders.

(d)          Noncontravention. Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Barstow is subject or any provision of, as applicable, the organizational documents of Barstow or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which any of Barstow is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have a Barstow Material Adverse Effect. Barstow does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Related Documents.

(e)          Title to Assets. Barstow has good title to, or a valid fee simple or leasehold interest in, the properties and assets used by it or located on their premises, free and clear of all Security Interests, except where failure to have such valid interest, individually or in the aggregate, would not have a Barstow Material Adverse Effect.

(f)          Legal Compliance. Barstow has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Federal, state, local, and foreign governments (and all agencies thereof) except where failure to comply with such laws would not, individually or in the aggregate, have a Barstow Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(g)          Tax Matters.

(i)          Except as set forth on Schedule 4(g) of the Disclosure Schedule, Barstow has been taxed as a partnership for the purpose of any Income Tax applicable to business entities since the date of its formation and has never made an election to be taxed as a corporation for such purpose. Barstow has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Barstow as of and through the Closing Date have been paid. Barstow currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an Authority in a jurisdiction where Barstow does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Barstow that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)         Barstow has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner, or other third party.

(iii)        No Member, manager, director or officer (or employee responsible for Tax matters) of Barstow has been informed formally or informally or has any reason to believe any Authority may assess additional Taxes for any period for which Tax Returns have been filed or is aware of any state of facts which could give rise to any claim, audit, action, suit, proceeding, or investigation which respect to any Tax for which Barstow could be liable. No Tax Returns of Barstow have been audited or currently are the subject of audit. Barstow has delivered to Armada correct and complete copies of all of its Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Barstow since its date of formation.

(iv)         Barstow has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)          Real Property.

(i)          Except as would not reasonably be expected to have, individually or in the aggregate, a Barstow Material Adverse Effect, Barstow has good and marketable fee simple title to the owned real estate free and clear of any Liens other than Liens identified in Section 4(h)(i) of the Barstow Disclosure Schedule. Section 4(h)(i) of the Barstow Disclosure Schedule contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the owned real estate. As of the date hereof, Barstow does not (i) currently lease all or any part of the owned real estate or (ii) has received written notice of any pending, and to the Knowledge of Barstow there is no threatened, condemnation proceeding with respect to any of the owned real properties.

(ii)         Section 4(h)(ii) of the Barstow Disclosure Schedule lists and describes briefly all real property leased or subleased to Barstow. The Member has delivered to Armada correct and complete copies of the leases and subleases listed in Section 4(h)(ii) of the Barstow Disclosure Schedule (as amended to date). To the Knowledge of Barstow, with respect to each lease and sublease listed in Section 4(h)(ii) of the Barstow Disclosure Schedule: (A) such lease or sublease is legal, valid, binding, enforceable, and in full force and effect; (B) no party to such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (C) there are no disputes, oral agreements, or forbearance programs in effect as to such lease or sublease.

(i)          Contracts.  Except as executed in connection with the transactions contemplated herein, Section 4(i) of the Barstow Disclosure Schedule identifies all contracts and other agreements to which Barstow is a party which were entered into other than in the Ordinary Course of Business, agreements relating to confidentiality or non-competition or involve aggregate payments in excess of $50,000.

The Members have delivered to Armada a correct and complete copy of each agreement listed in Section 4(i) of the Barstow Disclosure Schedule. With respect to each such agreement: (A) such agreement is legal, valid, binding, enforceable, and in full force and effect; (B) such agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration, under such agreement; and (D) no party has repudiated any provision of such agreement.

(j)          Litigation. Section 4(j) of the Barstow Disclosure Schedule sets forth each instance in which Barstow or any of its directors, managers or officers in their capacity as such (i) (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is a party or, to the Knowledge of Barstow, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; and (ii) identifies if such instance, including associated litigation costs, is covered by insurance. None of the actions, suits, proceedings, hearings and investigations set forth in Section 4(j) of the Disclosure Schedule could result in a Barstow Material Adverse Effect. None of the Members nor any of the directors and officers (and employees with responsibility for litigation matters) of Barstow has any reason to believe that any such action, suit, proceeding, hearing, nor investigation may be brought or threatened against Barstow.

(k)          Environmental, Health, and Safety Matters. To the Knowledge of Barstow, each of Barstow and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, Barstow and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where such compliance, individually or in the aggregate, would not have a Barstow Material Adverse Effect. Neither Barstow nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under Environmental, Health, and Safety Requirements.

(l)          Disclosure. None of the representations and warranties contained in this Section 4, any other portion of this Agreement, the Exhibits, Annexes and Schedules to this Agreement or any report, certificate or instrument furnished to Armada or its representatives in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading. To the Knowledge of Barstow, there is no information or fact that has or would have a Barstow Material Adverse Effect that has not been disclosed to Armada either verbally or in writing.

5.            Indemnification.

(a)          Survival of Representations and Warranties. All representations and warranties of the Parties contained in this Agreement or any other agreement, schedule, certificate, instrument or other writing delivered by Armada or the Members in connection with this transaction shall survive for two (2) years after the Closing Date. If a Party hereto determines that there has been a breach by any other Party hereto of any such representation or warranty and notifies the breaching Party in writing reasonably promptly after learning of such breach, such representation or warranty and liability therefor shall survive with respect to the specified breach until such breach has been resolved, but no Party shall have any liability after such two (2) year period for any matters not specified in a writing delivered within such two (2) year period. Notwithstanding any term in this Section 5(a) the applicable statute of limitations shall be the survival period for any matter relating to (a) fraud or willful misrepresentation or omission, or (b) any violation of the representations and warranties made in any of the following sections of this Agreement: Sections 2(c), 3(f), 4(g) and 4(k) (collectively, the “Fundamental Representations”).

(b)          Indemnification Provisions for Benefit of Armada. In the event any Member breaches (or in the event any third party alleges facts that, if true, would mean the Member has breached) any of their respective representations, warranties or covenants contained herein and, if there is an applicable survival period pursuant to Section 5(a), provided that Armada makes a written claim for indemnification against the Member pursuant to Section 7(h) within such survival period, then the Members agree to indemnify Armada from and against the entirety of any Adverse Consequences Armada may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Armada may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or the alleged breach). Notwithstanding the foregoing, in no event shall any Member’s liability for indemnification exceed the Purchase Price received by such Member.

(c)          Indemnification Provisions for Benefit of the Members. In the event Armada breaches (or in the event any third party alleges facts that, if true, would mean Armada has breached) any of its representations, warranties, covenants contained herein, and, if there is an applicable survival period pursuant to Section 5(a), provided that a Member makes a written claim for indemnification against Armada pursuant to Section 7(h) within such survival period, then Armada agrees to indemnify the Members from and against the entirety of any Adverse Consequences the Member may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Members may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or the alleged breach).

(d)          Matters Involving Third Parties.

(i)          If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay.

(ii)         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party as long as (A) the Indemnifying Party notifies the Indemnified Party in writing not later than fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)        As long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)         In the event any of the conditions in Section 5(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses and the amount paid in settlement), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

(e)          Determination of Adverse Consequences. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

(f)          Set-Off.  Subject to and in accordance with the terms of this Section 7, any claim of Armada for indemnification under this Section 5 or under any other provision of this Agreement may be satisfied, at Armada’s sole discretion, by:

(i)          Cancellation of the Armada Shares, or any common stock into which the Armada Shares have been converted;

(ii)         the exercise of Armada’s set-off right against the unpaid Additional Purchase Price Payment, if any;

(iii)        any combination of (i) and (ii) above.

For purposes of determining the number of Armada Shares that shall be released to Armada pursuant to this Section 5 (f), each Armada Share shall be valued at liquidation preference thereof, and if any Armada Shares have been converted into shares of common stock, then if such common stock is listed on a national securities exchange or on an automated interdealer quotation system, the shares of common stock shall be valued at the volume weighted average trading price reported by Bloomberg for the twenty trading days prior to the date of set off, and if not so listed or quoted, at the fair value thereof determined in good faith by the Board of Directors of Armada.

(g)          Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to any other Party or the transactions contemplated by this Agreement. The Members hereby agree that they will not make any claim for indemnification against Barstow, nor shall the Members have any right of contribution against Barstow for any breach of representation, warranty, covenant or agreement of the Members under this Agreement, or for any claim amount for which the Members may be responsible to indemnify Armada.

6.          Tax Matters. The following provisions shall govern the allocation of responsibility as between Armada and the Members for certain tax matters following the Closing Date:

(a)          Tax Returns. The Members shall prepare or cause to be prepared at their own expense all Income Tax Returns of Barstow for Tax periods ending on or prior to the Closing Date (“pre-Closing Periods”), for all purposes, including Income Tax Returns for jurisdictions that do not impose Taxes on Barstow at the business entity level (i.e. those jurisdictions that tax Barstow as a pass through entity) for pre-Closing Periods, the due date of which Tax Returns is on or after the Closing Date. The items of income, gain, loss, deduction and credit of Barstow shall be allocated between any pre-Closing Period and any Tax period ending after the Closing Date in accordance with the closing-of-the-books method so long as such method is consistent with the Code and all applicable Treasury Regulations. The Members shall afford Armada a reasonable opportunity to review and comment upon such Tax Returns prior to their filing. Armada shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of Barstow, the due date of which Tax Returns is after the Closing Date.

(b)          Cooperation on Tax Matters.

(i)          Armada, Barstow and the Members shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Barstow and the Members agree (A) to retain all books and records with respect to Tax matters pertinent to Barstow relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Armada or the Members, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Barstow and or the Members, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)         Armada and the Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)          Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Members when due, and the Members will, at its or his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Armada will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)          Tax Purchase Price Allocation. The purchase of the Barstow Interests shall be treated as a sale of the assets of Barstow for federal Income Tax purposes and for the purposes of any other Income Tax that treats any of Barstow as an entity disregarded from its owner. The Tax Purchase Price shall be allocated among the assets of Barstow in accordance with the requirements of the Code (the “Allocation”). The Allocation shall be prepared by Armada for the review and approval of Members within ninety (90) business days after the Closing Date. If within thirty (30) days after delivery of the Allocation, Members notify Armada in writing that the Members object to the allocation set forth in the Allocation, Armada and Members shall use commercially reasonable efforts to resolve such dispute within twenty (20) business days. In the event the Parties are unable to resolve any such dispute within the twenty (20) business day period, the Parties will engage a Neutral Accounting Firm to resolve such dispute as promptly as practicable in accordance with rules to be established by Armada, the Members and the Neutral Accounting Firm. The Neutral Accounting Firm’s decision shall be final, non-appealable and binding on Armada and the Members, and the fees and expenses of the Neutral Accounting shall be paid one-half by Armada and one-half by the Members. The Members, Barstow, and Armada agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under state, local or foreign law, as and when required, the Allocation of the Purchase Price (including subsequent adjustments, if any), among the assets of Barstow in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594 and any amendment thereto). Neither Armada nor the Member shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Allocation unless required to do so by applicable law.

7.          Miscellaneous.

(a)          Definitions.

“Additional Purchase Price Payment” has the meaning set forth in Section 1(f) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses associated with the foregoing, net of any insurance proceeds actually realized by the Party claiming indemnification resulting from, arising out of, relating to or caused by the applicable breach.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Allocation” has the meaning set forth in Section 6(d) above.

“Armada” has the meaning set forth in the preface above.

“Armada Material Adverse Effect” means an adverse effect on: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of Armada, which would have an economic impact of more than $50,000; or (ii) the ability of Armada to perform its obligations under this Agreement and each other agreement contemplated by this Agreement.

“Armada Share” means a share of Series A Preferred Stock, $.0001 par value per share, of Armada, with the designation, rights and privileges set forth in the certificate of designation attached as Exhibit A.

“Authority” means any Federal, state, local or foreign, court, governmental bureau, commission, board, agency or instrumentality.

“Barstow” has the meaning set forth in the preface above.

“Barstow EBITDA” means the net income before interest, income taxes, depreciation and amortization of Barstow for such period, determined in accordance with GAAP subject to the following adjustments:

(a)          For so long as the current business operations of Barstow as of the Closing Date are conducted in Barstow or a separate subsidiary of Armada, the Barstow EBITDA shall be calculated based on the unconsolidated financial statements of Barstow or such subsidiary, less an allocation of Armada’s parent-level selling, general and administrative expense based upon the percentage of Barstow’s or such subsidiary’s revenue bears to the total revenue of Armada; and

(b)          If the current business operations of Barstow are combined with Armada or another business, the Barstow EBITDA shall be calculated on a pro forma basis as if it were a separate business based upon the current business of Barstow at the time of such combination, less an allocation of all indirect expenses based upon the percentage the revenue the Barstow business bears to the total revenue of Armada.

“Barstow Interest” means any membership interest in Barstow.

“Barstow Material Adverse Effect” means an adverse effect on or change to: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of Barstow, which would have an economic impact of more than $50,000; or (ii) the ability of Barstow to perform its obligations under this Agreement and each other agreement contemplated by this Agreement.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the offer and/or sale of securities in such jurisdiction.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Nevada Revised Statutes” means Article 78 of the Nevada Revised Statutes.

“EBITDA Target” has the meaning set forth in Section 1(f)(ii).

“Environmental, Health, and Safety Requirements” shall mean all Federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Income Tax” means any Tax imposed on net income.

“Knowledge” means, as to Barstow, the actual knowledge of the Members of Barstow.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Member” has the meaning set forth in the preface above.

“Neutral Accounting Firm” means an accounting firm selected by Armada which is acceptable to the Members.

“Operating Members” means Huerta and Washington.

“Ordinary Course of Business” means, with respect to a Person, the conduct of business consistent with past custom and practice (including with respect to quantity and frequency) of such Person.

“Party” has the meaning set forth in the preface above.

“Percentage Interest” means, with respect to BelPhil, 50%, Huerta 25%, and Washington 25%.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Promissory Notes” has the meaning set forth in Section 1(b).

“Purchase Price” has the meaning set forth in Section 1(b).

“Related Documents” has the meaning set forth in Section 2(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable, and (iii) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Settlement and Release Agreement” has the meaning given to such term in Section 1(d).

“Share Consideration” has the meaning set forth in Section 1(b).

“Tax” or “Taxes” means any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Purchase Price” means the sum of the Purchase Price and the Liabilities of Barstow immediately after the Closing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 5(d)(i).

(b)          Restrictions on Transfer.

(i) The Armada Shares, and the shares of common stock into which they may be converted, shall not be sold for 18 months from Closing unless such shares are listed on a national securities exchange and the common stock is trading in excess of $6 per share (subject to adjustment for stock splits, recapitalizations and the like) for a period of thirty consecutive trading days.

(ii) At the request of Armada, each Member shall execute a Market Standoff Agreement pursuant to which such Member will agree, if so requested by Armada or any underwriter's representative in connection with the first two public offerings of Armada’s Common Stock, not to sell or otherwise transfer any securities of Armada during a period of up to 180 days following the effective date of the applicable registration statements. Armada agrees that future purchasers of stock prior to Armada’s initial public offering will execute such a Market Standoff Agreement.

(c)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Armada and the Member; provided, however, that Armada may: (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Armada nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (iii) assign any or all of its rights and interests hereunder to any Person with which or into which Armada may be merged or which may succeed to its assets or business.

(f)          Counterparts. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)          Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Barstow:	Barstow Production Water
Solutions, LLC

Copy to:

If to BelPhil:	BelPhil Investment Partners, LLC
630 W Germantown Pike, Suite 180
Plymouth Meeting, PA 19462

Copy to:

If to Armada	Armada Water Assets, Inc.
1716 E. Lincoln Avenue
Fort Collins, CO 80524

Copy to:

If to Huerta:	Arnold Huerta
114 South Texas Avenue
Odessa, Texas 79761

Copy to:

If to Washington:	D. Lee Washington
114 South Texas Avenue
Odessa, Texas 79761

Copy to:

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)          Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(j)          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Armada and the Members. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)          Expenses. Each of the Members and Armada will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Members agree to bear any and all of the Barstow transaction costs and expenses.

(m)         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n)          Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)          Release and Discharge.

BY VIRTUE OF THEIR EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, THE MEMBERS, FOR AND ON BEHALF OF THEIR HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS DO: (i) HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE BARSTOW , AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, MEMBERS, MANAGERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SUCH MEMBERS EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; AND (ii) UPON THE CLOSING DO HEREBY AGREE TO TERMINATE ANY AND ALL OPERATING AGREEMENTS OR OTHER SIMILAR AGREEMENTS AMONG THE MEMBERS. .

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ARMADA WATER ASSETS, INC.

By:	/s/ Mitch Burroughs
Name: Mitch Burroughs
Title: President

BARSTOW PRODUCTION WATER SOLUTIONS, LLC,

By:	/s/ Don Lee Washington
Name: Don Lee Washington
Title: President

BELPHIL INVESTMENT PARTNERS, LLC.

By:	/s/ Kyung Won Lee
Name: Kyung Won Lee
Title: Managing Member

/s/ Arnold Huerta
Arnold Huerta

/s/ D. Lee Washington
D. Lee Washington

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